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                                                                    EXHIBIT 12.1

Veeco Instruments Inc.
Ratio of Earnings to Fixed Charges
($ in thousands, except ratio data)

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                                                                                                     NINE MONTHS
                                                                                                       ENDED
                                                             YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                ------------------------------------------------------------------
                                                   1996     1997     1998      1999      2000           2001
                                                ------------------------------------------------------------------
FIXED CHARGES:

Interest expense, including amortization
of debt issue costs                             $ 1,108   $1,892    $2,875    $3,002    $2,374          $1,324

Portion of rental expense deemed to
represent interest                                  631      855       869     1,351     1,529           1,037

                                                ------------------------------------------------------------------
      Total fixed charges                       $ 1,739   $2,747    $3,744    $4,353    $3,903          $2,361
                                                ==================================================================


EARNINGS BEFORE FIXED CHARGES:

Income before income taxes, discontinued
operations and cumulative effect of change
in accounting principle                         $37,913  $38,279   $19,652   $40,404    $8,445         $41,208

Fixed charges                                     1,739    2,747     3,744     4,353     3,903           2,361

                                                ------------------------------------------------------------------
      Total earnings before fixed charges       $39,652  $41,026   $23,396   $44,757   $12,348         $43,569
                                                ==================================================================


RATIO OF EARNINGS TO FIXED CHARGES              22.802X  4.935x    6.249x   10.282x    3.164x          18.454x
                                                ==================================================================
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